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                                                                  Exhibit 10.12

                                [LOGO]


                               May 5, 1999

Mr. Anthony G. Capers
14199 Crocus Way
Rosemont, MN 55068

     RE:  Second Modification of Employment Agreement

Dear Tony:

     I am writing to confirm additional modifications to your Employment Agreement with ACG. More specifically, our new arrangement will modify both your existing Employment Agreement with ACG, dated March 31, 1998, as well as that certain letter agreement dated December 6, 1998, which expressly modifies the original Employment Agreement. We have agreed to make the following changes:

     - DUTIES. Effective the later of (i) June 30, 1999, or (ii) the signing of a definitive agreement with YPTel Corporation and the closing of interim financing (the "Effective Date"), your title will be changed to President and Chief Operating Officer.

     - COMPENSATION. Your annual compensation will increase to a base salary of $200,000 per year, payable in equal installments on ACG's customary pay dates.

     - BONUS. You will receive a prorated portion (calculated in proportion from January 1, 1999 until the Effective Date) of the $50,000 bonus referenced in your December agreement. You will also be eligible for a prorated (with the Effective Date as the date of measurement for the bonus year) bonus of $175,000 per year on the same terms set forth in your current Employment Agreement. Upon the earlier of the sale or cessation of operations of the CLEC, you will receive a $250,000 bonus.

     Unless otherwise modified in writing, all other terms in your original Employment Agreement are intended to remain in effect. To accept these changes, please sign in the space provided below and return the original of this letter to me. Thank you for your cooperation, and we appreciate the contributions you make to ACG.

                                    Sincerely,


                                    /s/ Richard A. O'Neal
                                    -------------------------------------------
                                        Richard A. O'Neal
                                        Chairman and Chief Executive Officer

ACCEPTED AND AGREED TO:

/s/ Anthony G. Capers
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    Anthony G. Capers  5/7/99